FOR IMMEDIATE RELEASE

Investor Contacts:
Richard T. Schumacher, President & CEO	Pressure BioSciences, Inc.
R. Wayne Fritzsche, Chairman	(508) 230-1828 (T)

Pressure BioSciences, Inc. Announces the Election
of Gregory G. Freitag, Esq. to the Company’s Board of Directors

South Easton, MA, July 29, 2010 – Pressure BioSciences, Inc. (NASDAQ: PBIO) (“PBI” and the “Company”) today announced that Mr. Gregory G. Freitag, Esq. has been unanimously elected to the Company’s Board of Directors, effective Tuesday, July 27, 2010.  The Board of Directors increased the number of directors from six to seven with Mr. Freitag filling the newly created additional Class III position.  Mr. Freitag’s term of office will expire at the 2011 annual meeting of shareholders.

R. Wayne Fritzsche, Chairman of the Board, said: “We are excited and pleased to have Greg join the PBI Board of Directors.  He is a seasoned life sciences veteran, whose capabilities and experiences we believe will be invaluable to PBI.  Specifically, Greg’s market knowledge and business development background, in both emerging and mature companies, should help immensely as we navigate through critical aspects of our growth strategy.”

Mr. Freitag said: “I am pleased to join the Company at a time when I believe it is taking the next significant step in its evolution.  As a technology platform, pressure cycling technology (PCT) has shown market acceptance, versatility, and an enabling capability, resulting in an expanding base of business.  The work of the Company’s skilled team and committed customers is providing a number of novel applications that are expected to result in both focused products and new business pursuits.”

Mr. Freitag concluded: “I believe that my life science market knowledge and extensive business development and legal experience can help maximize the many opportunities that we have before us.  I look forward to working with my colleagues at PBI as we build and navigate the exciting road ahead.”

Mr. Freitag JD, CPA, is CEO, CFO, and a Director of LecTec Corporation (OTCBB: LECT), an intellectual property licensing and holding company.  He is also CEO of EmployRx, Inc. (providing services to self-insured employers) and works for FreiMc LLC (providing strategic guidance and business development services).  Prior to these positions, Mr. Freitag worked in business development at both Pfizer Health Solutions and at Guidant Corporation, co-founded and was CEO of HTS Biosystems (a biotechnology tools company), and was COO, CFO, and general counsel of Quantech, Ltd (a public point-of-care company). Mr. Freitag began his career practicing corporate law in Minnesota.

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (PBI) is a publicly traded company focused on the development of a novel, enabling technology called Pressure Cycling Technology (PCT).  PCT uses cycles of hydrostatic pressure between ambient and ultra-high levels (up to 35,000 psi and greater) to control bio-molecular interactions.  PBI currently holds 14 US and 10 foreign patents covering multiple applications of PCT in the life sciences field, including genomic and proteomic sample preparation, pathogen inactivation, the control of chemical and enzymatic reactions, immunodiagnostics, and protein purification.  PBI currently focuses its efforts in the development and sale of PCT-enhanced enzymatic digestion products designed specifically for the mass spectrometry marketplace, as well as sample preparation products for biomarker discovery, soil and plant biology, forensics, histology, and counter-bioterror applications.

Forward Looking Statements

Statements contained in this press release regarding the Company's intentions, hopes, beliefs, expectations, or predictions of the future are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements regarding the potential applications and market acceptance of the Company’s pressure cycling technology (PCT), and the value of Mr. Freiberg’s market knowledge and business development background to the growth and development of the Company. These statements are based upon the Company's current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to: possible difficulties or delays in the implementation of the Company's strategies that may adversely affect the Company's continued commercialization of PCT; changes in customer’s needs and technological innovations; the Company’s sales force may not be successful in selling the Company’s PCT product line because scientists may not perceive the advantages of PCT over other sample preparation methods; and due to possible competition, the Company’s expected pricing for its products may be too high to achieve continued market penetration, and due to unexpected increases in the costs of doing business, the Company’s operating costs may be higher than expected.  Further, the Company expects that it will need additional capital to fund its continuing operations beyond the first quarter of 2011. Additional risks and uncertainties that could cause actual results to differ materially from those indicated by these forward-looking statements are discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

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